CERTIFIED RESOLUTIONS

      The undersigned  hereby  certifies that she is the duly elected  Assistant
Secretary of The RAM Funds (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting in which a quorum was present, on April 28, 2009:

            WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Federal Insurance Company (the "Fidelity Bond"); and

            WHEREAS, the amount of coverage under the Fidelity Bond is $750,000, being equal to or greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

            NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved for the period from March 31, 2009 until March 31, 2010; and

            FURTHER RESOLVED, that the premium of $2,000 to be paid by the Trust under the Fidelity Bond for the period ended March 31, 2010 be, and it hereby is, ratified and approved; and

            FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

Witness my hand this 6th day of May, 2009.

                                             /s/ Tina H. Bloom
                                            ---------------------------
                                            Tina H. Bloom
                                            Assistant Secretary